Exhibit 10.14
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE ARCHERDX, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ARCHERDX, INC. IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT
This Agreement (this “Agreement”) is made as of the date of the last signature below (the “Effective Date”), by and between Becton, Dickinson and Company, a New Jersey corporation having a place of business at 2350 Qume Drive, San Jose, CA 95131 (“BD”), and ArcherDX, Inc., a Delaware corporation having a place of business at 2477 55th Street, Suite 202, Boulder, CO 80301 (“Licensee”), each a “Party” and hereafter collectively referred to as the “Parties”.
WHEREAS, BD owns and controls certain intellectual property related to the labeling of molecules; and
WHEREAS, Licensee wishes to license BD’s intellectual property as described below and BD desires to grant a license to Licensee.
NOW THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1: DEFINITIONS
As used throughout this Agreement, the following definitions and other terms defined elsewhere in this Agreement shall apply:

1.1
“Affiliates” shall mean, with respect to a Party, any Person that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Party; where “control” means (a) the ownership, directly or indirectly, of at least fifty percent (50%) (or maximum amount permitted by applicable law) of the voting securities or other ownership interests of such Person, or (b) possession, directly or indirectly, of the power to affirmatively direct, or cause the direction of, the management or policies of such Person or Party, whether through ownership of voting securities, by contract relating to voting rights or corporate governance.

1.2	“[**]” shall mean [**].

1.3
“Big Array Field” shall mean any application or method of Stochastic Labeling Technology in which a Big Microarray is used. The Big Microarray Field shall exclude the use of a device to perform Sequencing on a Big Microarray unless such Big Microarray is manufactured using photolithographic synthesis of oligonucleotides prior to the addition of target to the Big Microarray, but shall include, for example, hybridization assays for quantitation of nucleic acids for gene expression analysis, and copy number determination, genotyping or resequencing on a Big Microarray.

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1.4
“Big Microarray” shall mean at least five thousand (5,000) or more difference nucleic acids on a single solid support at known or determinable locations, including but not limited to, collections of beads or microparticles on a planar support.

1.5
“Diagnostics” shall mean an assay performed on a patient sample intended to provide a diagnosis, identification, or detection of a disease state whether performed as an in-vitro diagnostic (TVD), Analyte Specific Reagent (ASR), lab developed tests (LDT), or the like.

1.6	“Effective Date” shall mean the effective date of this Agreement as set forth in the preamble above.

1.7
“Field” shall mean use of Stochastic Labeling Technology for nucleic acid analysis in the following fields of use: (a) research and (b) non-infectious disease Diagnostics, which, for clarity, includes Diagnostics for Microbiome. The Field shall exclude the Single Cell Field and the Big Array Field.

1.8
“Initial Public Offering” shall mean the effectiveness of a registration statement for the first sale of Licensee’s common stock in a public offering registered under the Securities Act of 1933, as amended.

1.9
“Licensed Patents” shall mean the patents and patent applications listed in Appendix A, and all foreign counterparts as well as all divisionals, continuations, reissues, renewals, or extensions and any patents or patent applications claiming priority to any of the foregoing.

1.10
“Licensed Products” shall mean any product made by or for Licensee where the making, using or selling of which would, but for the license granted herein, infringe (directly or indirectly) a Valid Claim of the Licensed Patents. For the avoidance of doubt, Licensed Products shall include kits that are manufactured and sold to perform a method of the Licensed Patents or include a composition covered by the Licensed Patents.

1.11	“Licensed Service” shall mean the performance of a service using a Licensed Product or the practice of a method covered by the Valid Claim of the Licensed Patents.

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1.12
“Microarray” shall mean oligonucleotides attached to a single solid support at known or determinable locations, including but not limited to, collections of beads or microparticles on a planar surface.

1.13	“Microbiome” shall mean the collection of all the microorganisms and viruses that live in a given environment, including the human body or part of the body, such as the digestive system.

1.14	“Net Sales” shall mean:

(a)
the gross amount billed or invoiced, or if no such bill or invoice is issued the amount received, whichever is greatest, by Licensee and its Affiliates and/or on account of sales of Licensed Products, less the following (to the extent separately stated on the bill or invoice and actually paid by Licensee or its Affiliates in effecting such sale):

(i)	amounts repaid or credited by reason of rejection or return of applicable Licensed Products;

(ii)	reasonable and customary trade, quality or cash rebates or discounts to the extent allowed and taken;

(iii)
reasonable and customary amounts for outbound transportation, insurance, handling and shipping, but only to the extent set forth separately on the bill or invoice in a manner that clearly specifies the charges applicable; and

(iv)
taxes, customs, duties and other governmental charges levied on or measured by sales of Licensed Products, to the extent set forth separately on the bill or invoice, whether paid by or on behalf of Licensee or its Affiliates so long as the amount received for such Licensed Products is reduced thereby, but excluding franchise or invoice taxes of any kind whatsoever.

(b)
Specifically excluded from the definition of “Net Sales” are amounts attributable to any sale of any Licensed Product between or among Licensee and any Licensee Affiliate, unless the transferee is the end purchaser, user or consumer of such Licensed Product, and provided that the subsequent resale of such Licensed Product by the transferee shall be included within the computation of Net Sales.

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(c)	No deductions shall be made for any commissions paid to any individuals or for any costs or expenses of collections.

(d)	Net Sales shall be deemed to have occurred and the applicable Licensed Product sold on the earliest of the date of billing, invoicing, or payment or the due date for payment.

(e)
If any Licensed Product is sold (i) in a non-arm’s length transaction at a discounted price that is lower than the customary price charged or (ii) in exchange for non-cash consideration (whether or not at a discount), Net Sales shall be calculated based on the non-discounted cash amount charged to an independent Third Party for the Licensed Product during the same reporting period or, in the absence of such transaction, on the fair market value of the Licensed Product.

(f)
In the event Licensee or an Affiliate of Licensee uses functionally active component(s) (for clarity, functionally active components shall exclude routine components including without limitation common buffers and standard cell culture media) not licensed hereunder (“Other Components”) to form a product that is a combination of a Licensed Product or a microarray and Other

Component(s) (a “Licensed Combination Product”), Net Sales for the purposes of calculating the royalty owed to BD on sales of such Licensed Combination Product shall be calculated as described in the subsections below, but in no event shall the Net Sales for such Licensed Combination Product be less than twenty-five percent (25%) of the gross amount billed or invoiced for such Licensed Combination Product:

(i)
if all Licensed Products, microarrays and Other Components contained in the Licensed Combination Product are sold separately, Net Sales for sales of Licensed Products for the purposes of calculating royalty payments shall be determined by multiplying the gross amount billed or invoiced, or if no such bill or invoice is issued the amount received, whichever is greatest, for or on account of sales of Licensed Combination Products (for the purposes of this Section 1.14(f), the “Gross Sales Price”) by the fraction A/(A+B+C), in which “A” is the Gross Sales Price of the Licensed Product portion of the Licensed Combination Product when sold separately during the most recent reporting period, and “B” is the Gross Sales Price of the Other Components of the Licensed Combination Product sold separately during said reporting period and “C” is the Gross Sales Price of the microarray. For clarity, A and B do not include the value of any microarray.

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(ii)
If the Licensed Combination Product contains Licensed Products, microarray(s) or Other Components not sold separately (and the Gross Sales Price is not available for such Licensed Products, microarrays, or Other Components), “A” in the formula described in Section 1.14(f)(i) above shall be Licensee’s or its Affiliate’s collective manufacturing costs for such Licensed Product sold in the Licensed Combination Product and “B” shall be Licensee’s or its Affiliate’s collective manufacturing costs for Other Components sold in Licensed Combination Products. Notwithstanding the foregoing, if either such Licensed Products or Other Components are sold separately, “A”, “C”, or “B”, as the case may be, shall have the definition set for in Section 1.14(f)(i). The manufacturing costs for each component sold in Licensed Combination Products and not sold separately, whether in Licensed Products or Other Components, shall be the sum of Licensee’s or its Affiliate’s costs (as calculated in accordance with GAAP) of direct labor and materials directly pertaining to such components.

(iii)
In the event that Licensee or its Affiliate purchases Other Components sold in the Licensed Combination Product from an independent Third Party rather than manufacturing the same, and such Other Components are not sold separately (and thus the Gross Sales Price is not available for such Other Components), “B” in the formula described in Section 1.14(f)(i) above shall be the amount paid by Licensee or its Affiliate to such Third Party for such Other Components.

(iv)
If Licensed Products are sold with Other Components comprising separate part numbers or UPC codes, such grouping shall be considered a Licensed Combination Product under this Section 1.14(f) and Net Sales shall be calculated as described above (i.e. if Licensee sells three separate vials, vial 1, vial 2, and vial 3, each with its own part number and price associated therewith, where vial 1 includes reagents incorporating the Stochastic Labeling Technology, and vial 2 and vial 3 incorporate Other Components, Net Sales shall include vial 2 and vial 3).

(g)
For the avoidance of doubt, Net Sales shall include amounts billed or invoiced, or if no such bill or invoice is issued the amount received, whichever is greatest, by Licensee or its Affiliates for performance of services using Licensed Products or practicing methods of the Licensed Patents; provided, however, that the amount of Net Sales deemed to have arisen with respect to any Licensed Services shall be equal to the lesser of (i) the amounts billed or invoiced or received by Licensee or

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its Affiliate for the performance of the applicable Licensed Services, or (ii) the fair market value of the Licensed Products (alone or as part of a Licensed Combination Product as calculated pursuant to Section 1.14(f)) used by Licensee or its Affiliates in the performance of such Licensed Services.

1.15
“Person” shall mean an individual, corporation, trust, partnership, limited liability company, joint venture, unincorporated organization, government agency or any agency or political subdivision thereof, or other entity.

1.16	“Restricted Entities” shall mean [**] and [**].

1.17
“Single Cell Field” shall mean use of the Stochastic Labeling Technology in connection with the isolation and characterization of DNA and/or RNA from individual cells, wherein the origin of the nucleic acid can be traced back to individual cells as discrete entities to support an analysis which differentiates between nucleic acids obtained in one individual cell from another. For the avoidance of doubt, products that employ Stochastic Labeling Technology for circulating cell free nucleic acid analysis are deemed outside of the Single Cell Field.

1.18	“Stochastic Labeling Technology” shall mean any method or composition of matter claimed in the Licensed Patents.

1.19	“Third Party” shall mean any Person other than the Parties to this Agreement or their respective Affiliates.

1.20
“Valid Claim” shall mean any claim of a pending, issued and unexpired Licensed Patent which has not been (i) held invalid or otherwise unenforceable by a court of competent jurisdiction form which an appeal has not been taken and cannot be taken, or has otherwise finally been held unpatentable by the appropriate administrative agency from which an appeal has not been taken and cannot be taken; or (ii) admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.

ARTICLE 2: LICENSE GRANT

2.1
License Grant. Subject to the terms of this Agreement, BD hereby grants Licensee a worldwide, non-exclusive, non-sublicensable license under the Licensed Patents to make, have made, use, sell, have sold, import and offer for sale Licensed Products and perform Licensed Services in the Field bearing a label license and markings as set forth in Section

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2.2. The license rights granted herein includes the right of a purchaser of a Licensed Product to practice the methods of the Licensed Patents in the Field. For avoidance of doubt, the license shall not include any rights to make, have made, use, sell, have sold, import, or offer for sale products or to perform services (i) on behalf of Third Parties under a brand other than Licensee’s brand (i.e., for example, without limitation, as part of a private-label OEM agreement or co-branding agreement), or (ii) in the Big Array Field or the Single Cell Field.

2.2	BD covenants that it will not sue Licensee for infringement of the Licensed Patents that occurred prior to the Effective Date.

2.3	Marking. Licensee shall include the following:
(a) on all product literature distributed by Licensee accompanying Licensed Products and Licensed Services:
This product or service is licensed under one or more of the following U.S. Patents: [**] owned by BD, and is licensed solely for the use described in the associated product literature. No other rights, implied or otherwise, are granted to purchaser hereunder. Purchaser agrees, by way of example and not limitation, not to use this product to trace back the origin of a nucleic acid to an individual cell as a discrete entity (e.g. single cell analysis).
(b) on all packaging of Licensed Products:
Molecular indexing technology licensed from BD.

2.4
Marketing and Sales Restrictions. Licensee shall not market, advertise, endorse or otherwise promote use of Licensed Products outside the Field and shall not perform Licensed Services outside the Field. In the event BD notifies Licensee and provides reasonably competent evidence of an end user using Licensed Products outside the Field, Licensee shall have thirty (30) days to certify that such use is within the Field or shall thereafter cease sales to such end user until such time as said end user commits in writing to use License Products within the Field.

2.5
No Implied Rights. No right, immunity or license is granted by BD expressly, by implication or by estoppel under any patent or patent application owned or controlled by 13D not specifically included in the Licensed Patents.

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ARTICLE 3 – PAYMENTS AND ROYALTIES

3.1	Upfront Fee. In consideration of the license granted herein, Licensee shall pay to BD a non-creditable nonrefundable upfront license fee of [**] (“Upfront Fee”), payable as follows:

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	Payment Amount	Payment Due Date
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
For clarity, each payment payable above shall be payable only once on the date noted.

3.2
Royalties. Subject to the terms of this Agreement, Licensee shall pay BD a quarterly royalty of [**] on Net Sales of Licensed Products during the respective preceding quarterly period. Royalties payable under this Section 3.2 shall be due within thirty (30) days of the end of each calendar quarter ending March 31, June 30, September 30, and December 31.

3.3
Cost of Payment. Any costs for making a payment, including but not limited to royalty payments, such as for a wire transfer, shall be borne solely by the Licensee and may not be credited against or withheld from the amount due to BD.

3.4
Currency. All amounts payable hereunder shall be payable in United States Dollars. Amounts based on which royalties or other payments are calculated that are in currencies other than U.S. Dollars shall be converted to U.S. Dollars based on the New York rate of exchange as quoted in The Wall Street Journal five (5) business days prior to the date that payment is due. If not so published, the Parties may agree on a substitute publication. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as provided in this Agreement, the Parties will consult with a view to finding a prompt and acceptable solution.

3.5	Payment. All amounts payable hereunder shall be paid by wire transfer to BD as follows:

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[**]

3.6
Payment upon Licensee Change of Control or Initial Public Offering. In the event that (a) an entity acquires all or majority of the shares or assets of Licensee (or the business or assets to which this Agreement pertains) whether by merger, consolidation, reorganization, acquisition, sale or otherwise as permitted under Section 10.2, or (b) Licensee becomes subject to an Initial Public Offering, Licensee shall (i) promptly notify BD of the occurrence of such event, and (ii) pay the remaining balance of the Upfront Fees due under Section 3.1, within thirty (30) days of notice to BD of the occurrence of such event under this Section 3.6.

ARTICLE 4 – REPORTS

4.1
Royalty Reports. Upon commencement of a commercial sale of any Licensed Product or performance of a License Service, Licensee shall, within thirty (30) days after the end of each calendar quarter (thirty (30) days after each March 31, June 30, September 30, and December 31) of each year, deliver to BD a true and accurate royalty report. Each such report shall give the following particulars of the Net Sales, on a Licensed Product by Licensed Product and Licensed Service by License Service basis, during the preceding three (3) calendar months:

(a)	the gross sales and net sales of Licensed Products and License Services during the most recently completed calendar quarter;

(b)	the exchange rates used, if applicable; and

(c)	if no Net Sales or Net Service Sales have been made by Licensee during any reporting period, Licensee shall so report.

4.2
Correctness and Payment. The correctness and completeness of each such report shall be attested to in writing by a responsible financial employee of the Licensee (but without personal liability) or by Licensee’s external auditor. Simultaneously with the delivery of each such royalty report, Licensee shall pay BD the royalty and any other payments due under this Agreement for the period covered by such report. All payments not made when due hereunder shall accrue interest at the Prime Rate. “Prime Rate” shall mean the average prime rate published in the Wall Street Journal during the relevant period (calculated by dividing (a) the sum of the prime rates for each of the days during the relevant period, by (b) the number of days in the relevant period).

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4.3
Books and Records. Licensee shall keep such books of account containing complete and accurate particulars as may be reasonably necessary for the purposes of showing the amounts payable to BD under this Agreement during the most recent three (3) year period. During the term of this Agreement and for three (3) years thereafter, Licensee shall make such books of account reasonably available at Licensee’s principal place of business (no more than once per year upon reasonable prior written notice by BD to Licensee) for inspection, during reasonable business hours, by BD and/or its designated accounting firm for the purpose of verifying payments due to BD under this Agreement. BD shall be responsible for the cost of any such inspection; provided, however, that if an inspection establishes for any audited period an underpayment in excess of five percent (5%) of royalties or other payment(s) due to BD hereunder, then Licensee shall reimburse BD for the reasonable, documented out-of-pocket costs incurred by BD to conduct the inspection. In addition, Licensee shall pay BD the shortfall plus interest within thirty (30) days after the conclusion of the audit.

ARTICLE 5 – TERM AND TERMINATION

5.1	Term. Unless sooner terminated pursuant to this Article 5, this Agreement shall terminate upon the date of expiration of the last-to-expire Valid Claim of the Licensed Patents.

5.2
Termination by BD. BD shall have the right to terminate this Agreement upon written notice to Licensee in the event that (a) Licensee assigns this Agreement in violation of Section 10.2; or (b) in the event Licensee or any of its Affiliates challenges, or assists any Third Party in challenging, the validity of the Licensed Patents or BD’s ownership thereof. BD may terminate this Agreement upon fifteen (15) days written notice to Licensee if Licensee has failed to pay BD any undisputed payment due under this Agreement and such payment is not made within such fifteen (15) day notice period.

5.3.
Termination by Either Party for Cause. Either Party may terminate this Agreement upon sixty (60) days written notice to the other Party if any of the following occur, and such circumstance is not cured within such sixty (60) day notice period, in each case such termination to take effect upon expiration of the cure period:

(a)
the other Party has been (i) adjudicated bankrupt or insolvent; (ii) there is a general assignment by such other Party for the benefit of creditors; (iii) the appointment of a receiver, trustee or similar office for any substantial part of such other Party’s property, or substantial part of such other Party’s property, if such appointment continues undischarged for a period of ninety (90) days; (iv) the institution of any voluntary or involuntary petition in bankruptcy is filed against such other Party, if such proceeding shall remain undismissed for a period of

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ninety (90) days; (v) the issuance or levy of any judgment, writ, warrant of attachments or execution or similar process against a substantial part of the property of such other Party and such judgment, writ or similar process shall not be released, vacated or fully bonded within ninety (90) days after its issue or levy.

(b)	the other Party has breached any material provision of this Agreement.

5.4	Termination by Licensee. Licensee may terminate this Agreement with ninety (90) days prior written notice to BD.

5.5	Effects of Termination. In the event this Agreement is terminated for any reason:

(a)	any and all licenses granted by BD under the Licensed Patents shall cease upon the date of the termination;

(b)
notwithstanding the foregoing, Licensee shall have the right for six (6) months from the date of termination to sell or otherwise dispose of all Licensed Products in the process of manufacture, testing, in use or in stock, provided that Licensee shall remain obligated to make payment of royalties to BD for such Licensed Products and any other payments for fees that become due during such six (6) months in accordance with Article 3;

(c)
each Party shall, upon written request and specification from the other Party, promptly return to the other Party all Confidential Information received from the other Party hereunder and all copies and embodiments thereof (except for copies which are retained solely for archival and record keeping, pursuant to the rights under Section 4.3, purposes); and

(d)
other than Licensee’s termination for BD’s uncured material breach, then no later than thirty (30) days following any termination or expiration of this Agreement, Licensee shall pay BD any remaining balance of the Upfront Fee, regardless of the Payment Due Date specified in Section 3.1.

5.6
Accrued Rights and Obligations. Expiration or termination of this Agreement for any reason shall not affect either Party’s rights or obligations accrued to such Party as of the effective date of termination or are based on upon any event occurring prior to the effective date of termination.

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5.7
Survival. Articles 1, 4, 6 - 10, Sections 3.1 - 3.6 with respect to the accrual of any payment obligation prior to the effective date of termination of this Agreement, and Sections 5.5 - 5.7 shall survive the expiration or termination of this Agreement and with respect to the term set forth in Section 5.5(b), Article 2 shall survive the expiration or termination of this Agreement for such term. Except as otherwise provide in this Article
5, all other provisions of this Agreement shall terminate upon the expiration or termination of this Agreement.

ARTICLE 6 – CONFIDENTIALITY

6.1
Confidentiality. Each Party shall, using the same degree of care used by it to protect its own confidential information of like character (but in no event less than reasonable care), during the term of this Agreement and for a period of three (3) years thereafter, keep confidential and not use or disclose the Confidential Information of the other Party, except for the purposes of this Agreement. As used herein, “Confidential Information” shall mean any confidential or proprietary information received by one Party from the other Party under or relating to this Agreement, which information (a) if disclosed in writing or other tangible form objects, is marked “Confidential” or “Proprietary”; (b) if disclosed orally, is designated as confidential at the time of its initial disclosure and reduced to a written summary by the disclosing Party that is marked in a manner to indicate its confidential nature and delivered to the receiving Party within thirty (30) days after its initial oral disclosure; or (c) is otherwise reasonably expected to be treated in a confidential manner under the circumstances of disclosure under this Agreement or by the nature of the information itself. Confidential Information may include, without limitation, marketing, pricing, quality control assays, protocols and procedures.

6.2
Exceptions. The foregoing obligations of confidentiality and restrictions on use shall not apply to any information exchanged between the Parties which, the receiving Party can establish by competent written evidence:

(a)	was in the receiving Party’s rightful possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;

(b)
is independently developed by the receiving Party in the course of work by employees of the receiving Party or such Party’s Affiliates who have not had access to the information which the disclosing Party has provided to the receiving Party under this Agreement;

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(c)	is lawfully obtained after the date of this Agreement by the receiving Party from a Third Party who is not under obligations of confidentiality with respect to such information;

(d)	has been or otherwise becomes available to the public through no fault of the receiving Party, but solely from and after the time the such information becomes publicly available; or

(e)	is approved for release by written authorization of the disclosing Party.
Notwithstanding the foregoing, each Party may disclose the other Party’s Confidential Information if and to the extent that such disclosure is made in response to a valid order of a court, discovery request, or the like, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by applicable law; provided that the receiving Party uses reasonable efforts to limit the disclosure by means of a protective order or a request for confidential treatment and provides the disclosing Party notice, if practical, of such disclosure to allow the disclosing Party an opportunity to interpose its own objection to the disclosure; and provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order.

6.3
Other Permitted Uses. Each Party may use and disclose Confidential Information of the other Party under appropriate confidentiality provisions substantially equivalent to those in this Agreement in connection with the performance of its obligations or exercise of rights under this Agreement. [**]

ARTICLE 7: REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties of Licensee. Licensee represents and warrants that:

(a)	Authority. Licensee has full power and authority and has taken all action necessary to enter into, execute and deliver this Agreement.

(b)	Organization; Good Standing. Licensee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(c)
No Violation. The execution and performance by Licensee of this Agreement and all documents executed and delivered or required to be executed and delivered by it (or its Affiliates) hereunder does not and will not violate any law or regulation

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of the jurisdiction of its incorporation or any other law or regulation applicable to it, any provision or its organizational documents, any order or judgment of any court or government authority applicable to it or any contractual restriction binding on or affecting it or its assets.

7.2	Representations and Warranties of BD. BD represents and warrants that:

(a)
Right to License. BD has all right, title and interest in and to the Licensed Patents, and has not granted any Third Party any rights under the Licensed Patents that would conflict with the licenses granted to Licensee hereunder.

(b)	Authority. BD has full power and authority and has taken all action necessary to enter into, execute and deliver this Agreement.

(c)	Organization; Good Standing. BD is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(d)
No Violation. The execution and performance by BD of this Agreement and all documents executed and delivered or required to be executed and delivered by it (or its Affiliates) hereunder does not and will not violate any law or regulation of the jurisdiction of its incorporation or any other law or regulation applicable to it, any provision or its organizational documents, any order or judgment of any court or government authority applicable to it or any contractual restriction binding on or affecting it or its assets.

7.3	Nothing in this Agreement is or shall be construed as:

(a)	a warranty or representation by BD as to the validity or scope of any claim or patent or patent application within the Licensed Patents;

(b)
a warranty or representation by BD that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any Third Party;

(c)	a grant by BD, whether by implication, estoppel, or otherwise, of any licenses or rights other than that expressly granted under Section 2.1; or

(d)	An obligation to bring or prosecute actions or suits against any Third Party for infringement of any of the Licensed Patents.

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7.4
EXCEPT AS SPECIFICALLY SET FORTH HEREIN, NEITHER BD NOR ITS AFFILIATES, INCLUDING THEIR OFFICERS, EMPLOYEES AND AGENTS, MAKES ANY OTHER REPRESENTATIONS AND EXTENDS NO OTHER WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO ANY DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY LICENSEE OF LICENSED PRODUCTS.

ARTICLE 8: INDEMNIFICATION; LIMITATION OF LIABILITY

8.1
Indemnification by Licensee. Licensee agrees to indemnify, defend and hold BD harmless from all losses arising out of or resulting from any Third-Party personal injury or products liability claim, suit or action asserted against BD arising in connection with, or resulting from the sale of Licensed Products and Licensed Services; provided that Licensee shall have no obligations pursuant to this Section 8.1 with respect to any claim, suit, or action arising out of any of the circumstances for which BD has an indemnification obligation as described in clauses (i) and (ii) of Section 8.2 below.

8.2
Mutual Indemnification. Each Party agrees to indemnify and hold harmless the other Party from and against any Third-Party claim, suit or action asserted against such other Party to the extent resulting from (i) the gross negligence, recklessness or willful misconduct of such Party in connection with this Agreement, or (ii) any breach by such Party of any representation or warranty set forth in Article 7. In all cases in (i) and (ii) above, such indemnity does not apply to the extent that a claim under this Section 8.2 arises out of or results from: (x) the gross negligence, recklessness or willful misconduct of the other Party, or (y) any breach of any representation, warranty or covenant of the other Party under this Agreement.

8.3
Indemnification Notice. A Party (the “Indemnifying Party”) shall have no obligation to hold harmless or indemnify the other Party (the “Indemnified Party”) for any claim under Section 8.1 or Section 8.2 (a “Claim”) unless the Indemnified Party: (a) promptly notifies the Indemnifying Party in writing of the Claim, (b) allows the Indemnifying Party to have sole control of the defense and settlement of the Claim using legal counsel approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed, and (c) provides the Indemnifying Party, at the Indemnifying Party’s expense, with reasonable assistance and full information with respect to the Claim. The Indemnifying Party shall have no obligations with respect to such Claim if the Indemnified Party makes any material admission (which could reasonably have been

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resisted), or agrees to any settlement regarding such Claim, without the prior written consent of the Indemnifying Party.

8.4
Limitation of Liability.    EXCEPT IN CONNECTION WITH A BREACH OF AN OBLIGATION OF CONFIDENTIALITY OR FOR AMOUNTS SOUGHT BY THIRD PARTIES IN CLAIMS THAT ARE SUBJECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 8.1 or 8.2, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, STATUTORY OR PUNITIVE DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME. THE AGGREGATE LIABILITY OF LICENSEE TO LICENSOR FOR ANY AND ALL CLAIMS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED, IN ANY CASE, AN AMOUNT EQUAL TO THE UPFRONT FEE.

ARTICLE 9: DISPUTE RESOLUTION

9.1
Escalation to Senior Management. Each Party hereby agrees that it will first attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations. If after discussing the matter in good faith and attempting to find a mutually satisfactory resolution to the issue, the Parties are unable to resolve such dispute, the matter will be referred to a senior representative from each Party with the authority to resolve the dispute for resolution. If, after such efforts, the Parties are unable to resolve such dispute within thirty (30) days of such matter being referred to such representatives, the Parties will refer such dispute to resolution pursuant to Section 9.2 below.

9.2
Mediation. Any dispute arising out of or in connection with this Agreement, which is not resolved by the Parties’ senior representatives pursuant to Section 9.1 above, may be submitted by either party to confidential, non-binding mediation under the rules of JAMS, Inc. f/k/a/ Judicial Arbitration and Mediation Services in effect at the time of submission, by one mutually satisfactory mediator or, if the Parties cannot agree, one mediator appointed in accordance with the said rules. The place of mediation shall be a site mutually satisfactory to the Parties hereto provided, however, that in the event that the Parties cannot agree upon a mutually satisfactory place of mediation within twenty (20) days following written notice of a potential controversy or claim from one party to

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the other, the place of mediation shall be San Jose, California, U.S.A. Except as set out herein or otherwise agreed in writing, mediation will be heard by a panel of three mediators.. The Parties shall bear their own respective costs but shall share equally in the mediator’s fees and other costs of the mediation. Notwithstanding the Parties’ agreement to participate in mediation, unless the Parties agree in writing in any particular case, claims and disputes between the Parties relating to or arising out of, or for which resolution depends on a determination of the interpretation, validity, enforceability or infringement of, patents or trademarks or the misappropriation of trade secrets, will not be subject to mediation under this agreement, and the Parties may pursue whatever rights and remedies may be available to them under law or equity, including litigation in a court of competent jurisdiction, with respect to such claims and disputes.

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ARTICLE 10: GENERAL

10.1	Assignment by BD. This Agreement is assignable by BD to any Affiliate of BD or any successor to its business and operations to which this Agreement relates.

10.2
Assignment by Licensee. This Agreement is personal to Licensee and is not assignable, by operation of law or otherwise, by Licensee to any Third Party without the prior written consent of BD (not to be unreasonably withheld, conditioned or delayed); provided, however, that Licensee may assign this Agreement and all of its rights and obligations hereunder, without such consent, to (i) an Affiliate of Licensee, except an Affiliate comprising a Restricted Entity, or (ii) an entity, except a Restricted Entity, that acquires all or majority of the shares or assets of Licensee (or the business or assets to which this Agreement pertains) whether by merger, consolidation, reorganization, acquisition, sale or otherwise. Any assignment in violation of this Section 10.2 shall be void.

10.3
[**]. In the event that [**], this Agreement shall survive per the terms of the [**] which requires, Licensee to agree in writing to be bound by the royalty obligations set forth herein and as such terms apply to this Agreement [**].

10.4
Publicity. The Parties may mutually agree on the language of a press release, and upon mutual agreement, may issue a press release with such language announcing the execution of this Agreement and identifying the Parties and the subject matter hereof.

10.5
Entire Agreement. This Agreement, including the Appendices hereto, contains the entire agreement between the Parties and supersedes all previous written or oral negotiations, commitments, transactions, or undertakings with respect to the subject matter hereof. This Agreement may only be modified in writing, executed by duly constituted officers of both Parties.

10.6
Waiver; Amendment. Either Party’s waiver of any term of condition of this Agreement at any time shall not be construed to waive such term or condition at subsequent times or any other term or condition, nor as a waiver of its rights to enforce such term or condition. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving Party. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto.

10.7
Notices. Any notice, requests, consents, claims, demands, waivers and other communications (other than routine communications having no legal effect) required or permitted to be given by this Agreement shall be in writing in English and shall be

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deemed validly given by (a) facsimile or e-mail, (b) postpaid, first class, registered or certified mail, return receipt requested, (c) a nationally recognized express courier service, or (d) hand delivery, properly addressed to the other Party at the respective address as shown below:
If to Licensee:
ArcherDX, Inc.
2477 55th Street, Suite 202
Boulder, CO 80301
Attn: General Counsel
If to BD:
Becton, Dickinson and Company
2350 Qume Drive
San Jose, CA 95131
Attn: President, BDB
With copy to:
Becton, Dickinson and Company
One Becton Drive
Franklin Lakes, New Jersey 07417
Attn: General Counsel
Either Party may change its address for purposes of this Section 10.7 by providing the other Party with written notice. Unless otherwise specified herein, any notice given in accordance with the foregoing shall be deemed given on the day that is three (3) business days from the day of mailing, or one (1) full day after the date of delivery to the courier as the case may be. All notices are deemed given upon receipt by the addressee as evidenced by a written receipt.

10.8
Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

10.9	Counterparts. This Agreement may be executed in counterparts, one signed by each Party hereto, each of which shall be deemed an original, but all of which together constitute the

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same singular effective instrument, and which shall become effective as of the Effective Date when executed by the last Party hereto.

10.10	Headings. The headings and subheadings herein are inserted for the convenience of reference only and shall not affect the interpretation of this Agreement.

10.11	Successors and Assigns. This agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

10.12	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

10.13
Relationship. The relationship between the Parties is that of independent contractors. Neither Party, nor any employee or agent of either Party, shall have the authority to bind or act on behalf of the other Party without its prior written consent. This Agreement does not constitute, create, or in any way will be interpreted as a joint venture, partnership or business organization of any kind.

10.14
Interpretation. Unless the context otherwise requires, references herein to: (a) Sections and Appendices refer to the Sections of and Appendices attached to this Agreement; (b) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (c) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Any Appendices referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

[SIGNATURES ON THE FOLLOWING PAGE]
[REMAINDER OF PAGE IS LEFT INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date(s) indicated below:

BECTON, DICKINSON AND COMPANY		ARCHERDX, INC.

By:	/s/ John Ledek	By:	/s/ Christian LaPointe

Name:	John Ledek	Name:	Christian LaPointe

Title:	President - Biosciences	Title:	General Counsel

Date:	3/22/2019	Date:	22MAR2019

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APPENDIX A – Licensed Patents

1.	[**]

2.	[**]

3.	[**]

4.	[**]

5.	[**]

6.	[**]

7.	[**]

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